UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 22, 2011

AMERICAN EAGLE ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	333-143626	20-8642477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North 27th Street, Suite 21G
Billings, Montana 59101
(Address of principal executive offices, including zip code)

(406) 294-0765
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

As of February 22, 2011, we executed a non-binding letter of intent with Eternal Energy Corp. to merge with it.  Pursuant to the terms of the letter of intent, Eternal Energy will form a wholly-owned subsidiary into which we will merge.  Eternal Energy will be the surviving entity of the possible merger.  We currently anticipate that we will enter into a definitive agreement shortly after Eternal Energy and we file our respective Annual Reports on Form 10-K for our most recent fiscal years ended December 31, 2010.

We currently expect that, immediately following the closing of the possible merger, the resulting company, through a reverse split, will reduce the number of outstanding shares of common stock that would result from the merger transaction.  In addition, we anticipate that the resulting company will file an application to list its common stock on a senior exchange.

The closing of the possible merger is subject to, among other items, (i) the successful completion of standard due diligence by the parties, (ii) the negotiation, execution, and delivery of a definitive merger agreement, (iii) Eternal Energy’s obtaining an acceptable opinion of an investment banking firm to the effect that the possible merger is fair to it and to its stockholders, (iv) the registration of the common stock currently contemplated to be issued by Eternal Energy to our stockholders, and (v) the approval of the transaction by the boards of directors of both companies and by the our stockholders.  The ratio of stockholdings between the companies at the closing of the possible merger, exclusive of any presently outstanding options, is currently anticipated to be 80% to our legacy stockholders and 20% to Eternal Energy’s legacy stockholders.

On February 23, 2011, we issued a press release announcing the execution of the non-binding letter of intent.  A copy of the press release is included with this filing as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit	Description of Exhibit
99.1*	Press Release dated February 23, 2011, announcing the execution of the non-binding letter of intent.

___________

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 23, 2011
AMERICAN EAGLE ENERGY INC.

By:	/s/ Richard Findley
Richard Findley
President